Exhibit 99.(8)(bbb)(ii)

AMENDMENT NO. 2 TO FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment, effective as of         , 2015, amends the Fund Participation and Service Agreement (the “Agreement”) dated November 13, 2013, between Jefferson National Life Insurance Company, Jefferson National Life Insurance Company of New York (collectively “Insurance Company”), for themselves and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”).  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, the parties desire and agree to amend the Agreement,

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, each of the parties agrees to amend the Agreement as follows:

1.                                      The first two sentences of Provision 1(a) are deleted in their entirety and are replaced with the following sentences:

The Series agrees to make Class 4 and Class P2 shares of the Funds that offer such share class available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement.  Insurance Company agrees to give the Series and CRMC at least 30 days’ notice prior to adding any additional Funds or additional share classes of any Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by Insurance Company.

2.                                      Attachment A of the Agreement is hereby deleted in its entirety.

3.                                      Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY,		AMERICAN FUNDS DISTRIBUTORS, INC.
for itself and on behalf of the Separate Accounts

By:
By:		Name:	Timothy W. McHale
Name:	Craig A. Hawley	Title:	Secretary
Title:	General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK, for itself and on behalf of the Separate Accounts		AMERICAN FUNDS INSURANCE SERIES

By:		By:
Name:	Craig A. Hawley	Name:	Steven I. Koszalka
Title:	General Counsel & Secretary	Title:	Secretary

AMERICAN FUNDS SERVICE COMPANY

By:
		Name:	Angela M. Mitchell
		Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
		Name:	Michael J. Downer
		Title:	Senior Vice President and Secretary